EXHIBIT 99.1

INDEX OF FINANCIAL STATEMENTS

Description	Page No.

Report of Independent Registered Public Accounting Firm	2
Statement of Assets Acquired and Liabilities Assumed at February 26, 2010	3
Notes to Statement of Assets Acquired and Liabilities Assumed	4-9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Umpqua Holdings Corporation

We have audited the accompanying statement of assets acquired and liabilities assumed by Umpqua Bank (the “Bank”), a wholly-owned subsidiary of Umpqua Holdings Corporation (the “Company”), pursuant to the Purchase and Assumption Agreement, dated February 26, 2010, executed by the Bank with the Federal Deposit Insurance Corporation. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such statement of assets acquired and liabilities assumed by Umpqua Bank pursuant to the Purchase and Assumption Agreement, dated February 26, 2010, is presented fairly, in all material respects, on the basis of accounting described in Note 1.

/s/ Moss Adams LLP

Portland, Oregon

May 12, 2010

Statement of Assets Acquired and Liabilities Assumed

by Umpqua Bank

(a wholly-owned subsidiary of Umpqua Holdings Corporation)

(in thousands)
February 26, 2010
Assets Acquired:
Cash and due from banks	$63,952
Interest bearing deposits	30,115

Total cash and cash equivalents	94,067
Investment securities
Available for sale, at fair value	26,478
Covered loans	461,417
Restricted equity securities	13,712
Goodwill	34,317
Other intangible assets	6,253
Covered other real estate owned	6,580
FDIC indemnification asset	72,822
Other assets	5,515

Total assets acquired	$721,161

Liabilities Assumed:
Deposits	$425,758
Term debt	293,191
Other liabilities	2,212

Total liabilities assumed	$721,161

The accompanying notes are an integral part of this financial statement.

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Umpqua Holdings Corporation (the “Company”) is a financial holding company headquartered in Portland, Oregon, that is engaged primarily in the business of commercial and retail banking and the delivery of retail brokerage services. The Company provides a wide range of banking, asset management, mortgage banking and other financial services to corporate, institutional and individual customers through its wholly-owned banking subsidiary Umpqua Bank (the “Bank”). The Company engages in the retail brokerage business through its wholly-owned subsidiary Umpqua Investments, Inc. (“Umpqua Investments”). The Company and its subsidiaries are subject to regulation by certain federal and state agencies and undergo periodic examination by these regulatory agencies.

The Company’s accounting and reporting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) and practices in the financial services industry.

As described in Note 2, the Bank acquired certain assets and assumed certain liabilities of the former Rainier Pacific Bank in a Federal Deposit Insurance Corporation (“FDIC”) assisted transaction (the “Rainier Acquisition”) on February 26, 2010. The acquisition of the net assets of Rainier Pacific Bank constitutes a business acquisition as defined by the Business Combinations topic of the Financial Accounting Standards Board Accounting Standards Codification (the “FASB ASC”). The Business Combinations topic establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired and the liabilities assumed. Accordingly, the estimated fair values of the acquired assets, including the FDIC indemnification asset and identifiable intangible assets, and the assumed liabilities in the Rainier Acquisition were measured and recorded at the February 26, 2010 acquisition date.

Fair Value of Assets Acquired and Liabilities Assumed

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date reflecting assumptions that a market participant would use when pricing an asset or liability. In some cases, the estimation of fair values requires management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. We describe below the methods used to determine the fair values of the significant assets acquired and liabilities assumed.

Cash and cash equivalents - Cash and cash equivalents include cash and due from banks, and interest bearing deposits with banks and the Federal Reserve Bank. Cash and cash equivalents have a maturity of 90 days or less at the time of purchase. The fair value of financial instruments that are short-term or re-price frequently and that have little or no risk are considered to have a fair value equal to carrying value.

Investment securities - The fair value for each purchased security was the quoted market price at the close of the trading day effective on February 26, 2010.

Covered loans - We refer to the loans acquired in the Rainier Acquisition as “covered loans” as we will be reimbursed for a substantial portion of any future losses on them under the terms of the FDIC shared-loss agreements. At the February 26, 2010 acquisition date, we estimated the fair value of the Rainier Acquisition loan portfolio subject to the FDIC shared-loss agreements at $461.4 million, which represents the discounted expected cash flows from the portfolio. In estimating such fair value, we (a) calculated the contractual amount and timing of undiscounted principal and interest payments (the “undiscounted contractual cash flows”) and (b) estimated the amount and timing of undiscounted expected principal and interest payments (the “undiscounted expected cash flows”). The amount by which the undiscounted expected cash flows exceed the estimated fair value (the “accretable yield”) is accreted into interest income over the life of the loans. The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows is the nonaccretable difference. The nonaccretable difference represents the estimate of expected credit losses in the Rainier Acquisition loan portfolio at the acquisition date.

In calculating expected cash flows, management made several assumptions regarding prepayments, collateral cash flows, the timing of defaults, and the loss severity of defaults. Other factors expected by market participants were considered in determining the fair value of acquired loans, including loan pool level estimated cash flows, type of loan and related collateral, risk classification status (i.e. performing or nonperforming), fixed or variable interest rate, term of loan and whether or not the loan was amortizing and current discount rates.

Restricted equity securities - The fair value of acquired Federal Home Loan Bank (“FHLB”) stock was estimated to be its redemption value, which is also the par value. The FHLB requires member banks to purchase its stock as a condition of membership and the amount of FHLB stock owned varies based on the level of FHLB advances outstanding. This stock is generally redeemable and is presented at the par value.

Goodwill - Goodwill in the amount of $34.3 million was recorded in connection with the Rainier Acquisition. Goodwill represents the excess of the estimated fair value of the liabilities assumed over the estimated fair value of the assets acquired.

Other intangible assets - In determining the estimated life and fair value of the core deposit intangible, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates, and age of the deposit relationships. Based on this valuation, a core deposit intangible asset of $1.1 million will be amortized over the projected useful lives of the related deposits on an accelerated basis over 10 years. Additionally, a customer relationship of $5.2 million related to an insurance book was measured based on market indicators.

Covered other real estate owned - Other real estate owned is presented at its estimated fair value and is also subject to the FDIC shared-loss agreement. The fair values were determined using expected selling price and date, less selling and carrying costs, discounted to present value.

FDIC indemnification asset - The FDIC indemnification asset is measured separately from each of the covered asset categories as it is not contractually embedded in any of the covered asset categories. For example, the FDIC indemnification asset related to estimated future loan losses is not transferable should we sell a loan prior to foreclosure or maturity. The $72.8 million fair value of the FDIC indemnification asset represents the present value of the estimated cash payments (net of amount owed to the FDIC) expected to be received from the FDIC for future losses on covered assets based on the credit adjustment on estimated cash flows for each covered asset pool and the loss sharing percentages. The ultimate collectability of the FDIC indemnification asset is dependent upon the performance of the underlying covered loans, the passage of time and claims paid by the FDIC. The difference between the present value and the undiscounted cash flows the Company expects to collect from the FDIC will be accreted into non-interest income over the life of the FDIC indemnification asset.

Deposits - The fair value of deposits with no stated maturity, such as non-interest bearing deposits, savings and interest checking accounts, and money market accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Term debt - The fair values for FHLB advances are estimated using a discounted cash flow method based on the current market rates.

Use of Estimates

Management made a number of significant estimates and assumptions relating to the reporting of assets and liabilities at the date of the statement of assets acquired and liabilities assumed. Management exercised significant judgment regarding assumptions about market participant expectations regarding discount rates, expected cash flows including prepayments, default rates, market conditions and other future events that are highly subjective in nature, and subject to change, and all of which affected the estimation of the fair values of the assets acquired and liabilities assumed in the Rainier Acquisition. Actual results could differ from those estimates. Changes that may vary significantly from our assumptions include loan prepayments, the rate of default, the severity of defaults, the estimated market values of collateral at disposition, the timing of such disposition, and deposit attrition.

2. FDIC-ASSISTED ACQUISITION

On February 26, 2010 the Bank acquired certain assets and assumed certain liabilities of Rainier Pacific Bank from the FDIC in an FDIC assisted transaction. As part of the Purchase and Assumption Agreement, the Bank and the FDIC entered into shared-loss agreements (each, a “shared-loss agreement” and collectively, the “shared-loss agreements”), whereby the FDIC will cover a substantial portion of any future losses on loans (and related unfunded loan commitments), other real estate owned (“OREO”) and accrued interest on loans for up to 90 days. We refer to the acquired loans and OREO subject to the shared-loss agreement collectively as “covered assets”. Under the terms of the shared-loss agreement, the FDIC will absorb 80% of losses and share in 80% of loss recoveries on the first $95 million on covered loans and absorb 95% of losses and share in 95% of loss recoveries exceeding $95 million. The shared-loss agreement for commercial and single family residential mortgage loans is in effect for five years and ten years, respectively, from the February 26, 2010 acquisition date and the loss recovery provisions for such loans are in effect for eight years and ten years, respectively, from the acquisition date.

The Bank purchased certain assets of Rainier Pacific Bank from the FDIC including (at fair value) approximately $461.4 million in loans, $94.1 million of cash and cash equivalents, and $26.5 million in investment securities. The Bank also assumed liabilities with fair value of approximately $425.8 million in deposits, $293.2 million in FHLB advances and $2.2 million of other liabilities of Rainier Pacific Bank from the FDIC. Rainier Pacific Bank was a full service commercial bank headquartered in Tacoma, Washington that operated 14 branch locations. The acquisition greatly expands our presence in the Pierce County and Puget Sound markets.

The assets acquired and liabilities assumed have been accounted for under the acquisition method of accounting (formerly the purchase method). The assets and liabilities, both tangible and intangible, were recorded at their estimated fair values as of the February 26, 2010 acquisition date. The application of the acquisition method of accounting resulted in the recognition in $34.3 million of goodwill. A summary of the net assets received from the FDIC and the estimated fair value adjustments resulting in the goodwill are as follows:

(in thousands)

Cost basis net liabilities	$(50,295)
Cash payment received from the FDIC	59,351
Fair value adjustments:
Covered loans	(100,060)
Covered other real estate owned	(6,581)
Other intangible assets	6,253
FDIC indemnification asset	72,822
Deposits	(1,815)
Term debt	(13,907)
Other	(85)

(Goodwill recognized)	$(34,317)

The goodwill represents the excess of the estimated fair value of the liabilities assumed over the estimated fair value of the assets acquired. Under the FDIC-assisted transaction process, only certain assets and liabilities are transferred to the acquirer and, depending on the nature and amount of the acquirer’s bid, the FDIC may be required to make a cash payment to the acquirer. In the Rainier Acquisition as shown in the above table, net liabilities with a cost basis of $(50.3) million and a cash payment from the FDIC of $59.4 million were transferred to the Company.

The Bank did not immediately acquire all the real estate, banking facilities, furniture or equipment of Rainier Pacific Bank as part of the Purchase and Assumption Agreement. However, the Bank has the option to purchase or lease the real estate and furniture and equipment from the FDIC. The term of this option expires 90 days after February 26, 2010, unless extended by the FDIC. Acquisition costs of the real estate and furniture and equipment will be based on current appraisals and determined at a later date.

3. INVESTMENT SECURITIES AND RESTRICTED EQUITY SECURITIES

The Bank acquired $26.5 million of investment securities at estimated fair market value in the Rainier Acquisition. The acquired securities included obligations of state and political subdivisions and residential mortgage-backed securities and collateralized mortgage obligations. The fair value of investment securities acquired is as follows:

(in thousands)

Obligations of state and political subdivisions	$9,559
Residential mortgage-backed securities and collateralized mortgage obligations	16,919

$26,478

Investment securities have contractual terms to maturity and require periodic payments to reduce principal. In addition, expected maturities may differ from contractual maturities because obligors and/or issuers may have the right to call or prepay obligations with or without call or prepayment penalties. The estimated fair value of investment securities at February 26, 2010 is shown below by contractual maturity or, in the case of collateralized mortgage obligations and mortgage-backed securities, by expected life:

(in thousands)

Due through one year	$2,050
Due after one but within five years	20,936
Due after five but within ten years	2,337
Due after ten years	1,155

Total	$26,478

The Bank also acquired $13.7 million in FHLB of Seattle stock.

4. COVERED LOANS

The fair value of loans covered by loss sharing at February 26, 2010 is as follows (in thousands):

(dollars in thousands)
Amount
Performing:
Real estate - construction and land development	$22,596
Real estate - commercial and agricultural	244,494
Real estate - single and multi-family residential	218,095
Commercial, industrial and agricultural	27,393
Installment and other	12,324

Total performing loans	524,902
Total discount resulting from acquisition date fair value	(72,184)

Net performing loans	$452,718

Nonaccrual
Real estate - construction and land development	$24,224
Real estate - commercial and agricultural	9,853
Real estate - single and multi-family residential	767
Commercial, industrial and agricultural	1,572
Installment and other	159

Total nonaccrual loans	36,575
Total discount resulting from acquisition date fair value	(27,876)

Net nonaccrual loans	8,699

Net loans covered under loss sharing agreement	$461,417

We refer to the loans acquired in the Rainier Acquisition as “covered loans” as we will be reimbursed for a substantial portion of any future losses on them under the terms of the FDIC shared-loss agreements. At the February 26, 2010 acquisition date, we estimated the fair value of Rainier Pacific Bank’s loan portfolio subject to the shared-loss agreements at $461.4 million which represents the discounted expected cash flows from the portfolio. The amount by which the undiscounted expected cash flows exceed the estimated fair value (the “accretable yield”) is accreted into interest income over the life of the loans. The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows is the nonaccretable difference. The nonaccretable difference represents the estimate of expected credit losses in Rainier Pacific Bank’s loan portfolio at the acquisition date.

At February 26, 2010, the fair value of covered loans totaled $461.4 million which represented unpaid balances of $561.5 million reduced by a discount of $100.1 million resulting from acquisition date fair value adjustments. The undiscounted contractual cash flows for the covered loans are expected to be $746.1 million. The undiscounted estimated cash flows not expected to be collected for the covered loans are expected to be $90.2 million. At February 26, 2010, the accretable yield was approximately $194.4 million.

Non-performing covered loans are those loans showing evidence of credit deterioration since origination and it is probable, at the date of acquisition, that the Company will not collect all contractually required principal and interest payments. Generally, acquired loans that meet the Company’s definition for nonaccrual status fall within the definition of non-performing covered loans.

The covered loans acquired are and will continue to be subject to the Company’s internal and external credit review and monitoring. If credit deterioration is experienced subsequent to the initial acquisition fair value amount, such deterioration will be measured, and a provision for credit losses will be charged to earnings. These provisions will be mostly offset by an increase to the FDIC indemnification asset, and will be recognized in non-interest income.

The acquired loan portfolio also includes revolving lines of credit with funded and unfunded commitments. Funds advanced at the time of acquisition will be accounted for under ASC 310-30. Any additional advances on these loans subsequent to the acquisition date will not be accounted for under ASC 310-30. The loss-share agreement covers the total commitments outstanding as of the acquisition date; as such, any additional advances post acquisition, up to the total commitment outstanding at the time of acquisition, represents a covered transaction.

5. GOODWILL AND OTHER INTANGIBLES

The Statement of Assets Acquired and Liabilities Assumed reflects goodwill and other intangibles assets totaling $34.3 million and $6.3 million, respectively, at February 26, 2010. Goodwill represents the excess of the estimated fair value of the liabilities assumed over the estimated fair value of the assets acquired. The goodwill is deductible for income tax purposes. A customer relationship intangible totaling $5.2 million related to an insurance book was measured based on market indicators. Subsequent to acquisition, the insurance book was sold to a third party for $5.2 million.

The $1.1 million core deposit intangible will be amortized on an accelerated basis over 10 years. The estimated amortization expense for the remainder of 2010 and for the subsequent five years is as follows:

(in thousands)
Years ending December 31,	Estimated Amortization Expense

2010	$243
2011	146
2012	122
2013	109
2014	99
Thereafter	384

Total	$1,103

6. DEPOSITS

Deposit liabilities assumed, and the weighted average rates of those deposits, were as follows February 26, 2010:

(dollars in thousands)
	Amount	Wtd Avg. Rate
Noninterest bearing	$45,069	-
Interest bearing demand	41,150	0.16%
Savings and money market	132,911	0.61%
Time, $100,000 and over	89,336	1.96%
Time, less than $100,000	117,292	1.89%

Total	$425,758

At February 26, 2010, scheduled maturities of time deposits were as follows:

(in thousands)

2010	$144,872
2011	39,727
2012	21,352
2013	58
2014	619

Total	$206,628

7. TERM DEBT

The Bank assumed $293.2 million in FHLB advances, at fair value. The FHLB advances acquired at February 26, 2010 are term debt and are secured by a blanket lien on eligible loans.

The following table summarizes the maturity dates of FHLB advances outstanding and weighted average interest rate at February 26, 2010:

(dollars in thousands)
	Amount	Wtd Avg. Rate

2010	$24,568	3.24%
2011	9,700	1.50%
2012	-	-
2013	-	-
2014	-	-
Thereafter	245,016	4.56%

Total	279,284	4.34%
Fair value adjustment	13,907

Total	$293,191